Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

Ambac

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

THIRD QUARTER NET INCOME OF $159.7 MILLION, UP 21%

Third Quarter Net Income Per Diluted Share of $1.45, up 20%,

Third Quarter Adjusted Gross Premiums Written(1) $282.5 million, down 8%

NEW YORK, October 16, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2003 net income of $159.7 million, or $1.45 per diluted share. This represents a 21% increase from third quarter 2002 net income of $131.7 million, and a 20% increase in net income per diluted share from $1.21 per diluted share in the comparable period of 2002.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by research analysts exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”) and non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded (“refundings”). During the third quarter 2003, net security gains and losses had a net income effect of $1.2 million, $0.01 on a per diluted share basis. Refundings had a net income effect of $11.8 million, or $0.11 per diluted share for the third quarter 2003. Table I, below, provides third quarter and nine-month comparisons for the years 2003 and 2002.

Ambac Third Quarter 2003 Earnings/2

Table I

	Third Quarter			Nine Months
	2003	2002	% Change	2003	2002	% Change
Net income per diluted share(a)	$1.45	$1.21	+20%	$4.21	$3.38	+25%

Effect of net security (gains)/losses	$(0.01)	$0.00	n.a.	$(0.19)	$0.05	n.a.

Non-recurring items	$0.00	$0.00	n.a.	$0.04	$0.00	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.44	$1.21	+19%	$4.06	$3.43	+18%
Effect of refundings	$(0.11)	$(0.08)	n.a.	$(0.28)	$(0.18)	n.a.

Total excluding items	$1.33	$1.13	+18%	$3.78	$3.25	+16%

a)	2003 amounts include stock option expense amounting to approximately $0.01 per diluted share in the third quarter and approximately $0.03 year to date.
b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac Chairman and CEO, Phillip B. Lassiter noted, “Our business climate remains upbeat with strong customer demand and constructive pricing. Deal closings slowed over the summer months in Europe although pipeline growth and activity on the Continent has continued to be robust.”

Revenues

Highlights

Adjusted gross premiums written(1) in the third quarter of 2003 were $282.5 million, down 8% from the third quarter of 2002 of $305.6 million. Premium growth in the public finance market was very strong and structured finance grew steadily. The growth in public and structured finance was more than offset by decline in international finance adjusted gross premiums written.

In public finance, Ambac continues to benefit from the high level of municipal issuance. Transactions guaranteed during the quarter included strong writings in the municipal lease, transportation, and health care sectors of the market. Structured finance growth resulted from strong writings in the commercial asset-backed, consumer asset-backed and investor-owned utilities segments. The international finance segment continues to experience strong activity across several sectors, primarily in Western Europe. Very few large international transactions were closed during the third quarter, however, the transaction pipeline is strong and deal activity remains robust.

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Ambac Third Quarter 2003 Earnings/3

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II

Adjusted Gross Premiums Written

$-millions	Third Quarter			Nine Months
	2003	2002	% Change	2003	2002	Change
Public Finance	$159.4	$126.8	+26%	$471.0	$335.7	+40%

Structured Finance	95.0	85.6	+11%	346.4	266.5	+30%

International	28.1	93.2	-70%	242.6	192.0	+26%

Total	$282.5	$305.6	-8%	$1,060.0	$794.2	+33%

•	Net premiums written in the third quarter of 2003 of $262.9 million were 47% higher than net premiums written of $178.3 million in the same period of 2002. Although adjusted gross premiums written declined in comparison to the prior period, net premiums written increased primarily due to a greater percentage of the adjusted gross premiums written in the third quarter of 2003 were received up front and less business ceded during the period. Gross premiums written in the third quarter of 2003 were offset by $17.5 million in ceded premiums. In the third quarter of 2002, ceded premiums were $26.9 million. Ceded premiums in the third quarter of 2003 declined, in part, due to $4.2 million received from a buyback of certain public finance reinsurance during the period.

Net premiums written for the nine months of 2003 of $772.6 million were 61% higher than net premiums written of $479.0 million in the same period of 2002.

•	Net premiums earnedand other credit enhancement fees for the third quarter of 2003 were $171.6 million, which represented a 32% increase from the $129.7 million earned in the third quarter of 2002. Net premiums earned increased for all market segments. International continues to be our fastest growing market, as net earned premium and other credit enhancement fees grew 44% during the quarter. Earned premium grew 34% in the structured finance segment. Public finance, our most mature market segment, provided earned premium growth in excess of 20% for the first time in years, enhanced by the strong issuance over the past two years, generally wider spreads across the market and the company’s focus on the structured segment of the market.

Net premiums earned includes accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $20.8 million in the third quarter of 2003 (which had a net income per diluted share effect of $0.11), up 32% from $15.7 million ($0.08 per diluted share) in accelerated premiums in the third quarter of 2002. The current relatively low interest rate environment continues to prompt the high levels of accelerated premiums. When interest rates rise in the future, accelerated premiums should decline.

Net premiums earned and other credit enhancement fees for the nine months of 2003 were $481.0 million, which represented a 34% increase from the $359.9 million earned in the nine months of 2002. Accelerated premiums were $54.0 million for the nine months of 2003 (which had a net income per diluted share effect of $0.28), up 58% from $34.2 million ($0.18 per diluted share) in accelerated premiums for the comparable period of 2002.

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Ambac Third Quarter 2003 Earnings/4

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Third Quarter			Nine Months
	2003	2002	Change	2003	2002	Change
Public Finance	$47.4	$39.0	+22%	$134.8	$114.3	+18%

Structured Finance	61.2	45.6	+34%	169.9	130.3	+30%

International	42.2	29.4	+44%	122.3	81.1	+51%

Total Normal Premiums/Fees	150.8	114.0	+32%	427.0	325.7	+31%

Accelerated Premiums	20.8	15.7	+32%	54.0	34.2	+58%

Total	$171.6	$129.7	+32%	$481.0	$359.9	+34%

•	Net investment income for the third quarter of 2003 was $80.9 million, representing an increase of 7% from $75.9 million in the comparable period of 2002. This increase was due primarily to the growth in the investment portfolio from ongoing collection of financial guarantee premiums. Investment income was also positively impacted by the proceeds from Ambac’s debt offering in February 2003. The growth was partially offset by lower reinvestment rates and the allocation of a larger portion of the portfolio to tax-exempt securities.

Net investment income for the nine months of 2003 was $237.4 million, representing an increase of 7% from $222.0 million in the comparable period of 2002.

•	Net financial services revenues, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from derivative products and cash management services and excludes net realized investment gains and losses, were $21.3 million in the third quarter of 2003, up 57% from $13.6 million in revenues for the third quarter of 2002.

Derivative product revenue was $17.2 million in the third quarter of 2003, up from $3.2 million in the third quarter of 2002. This product was primarily impacted by two factors: a large interest rate swap transaction during the period, and a positive $4.8 million ($0.03 on a per diluted share basis) mark-to-market adjustment. The mark-to-market adjustment was driven by the relationship between tax-exempt and taxable interest rates. This ratio trended down towards its historical average during the quarter, recouping a portion of the $12.0 million negative adjustment recorded last quarter. Net interest income from our guaranteed investment contract

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Ambac Third Quarter 2003 Earnings/5

product in the third quarter of 2003 declined $6.1 million from the third quarter of 2002 due primarily to lower interest spreads. Net interest rate spreads have been adversely impacted by low interest rates. Revenue from our cash management product in the third quarter of 2003 was down slightly compared to the third quarter of 2002.

Financial services revenues were $34.6 million in the nine months of 2003, down 16% from the $41.1 million of revenues in the nine months of 2002.

Expenses

Highlights

•	Financial guarantee expenses of $39.7 million for the third quarter of 2003 increased by 61% over the $24.6 million of expenses for the same quarter of 2002. The increase was driven primarily by additions to the general loss provision, as well as higher compensation expense. The general loss provision increased from $6.1 million in the third quarter of 2002, to $15.9 million in the third quarter of 2003, reflecting both the significant increase in new business underwritten over the past several quarters and the expectation that improvement in the current market cycle will be fairly slow and protracted. The higher compensation expense is reflective of the global opportunities as we continue to expand our resources to meet demand for our product. Compensation expense includes stock option expenses amounting to $2.4 million in the third quarter of 2003 with no comparable amount in 2002.

Financial guarantee expenses of $103.6 million for nine months of 2003 increased by 41% over the $73.3 million of expenses for the same period of 2002.

•	Financial services other expenses, which represent the actual operating expenses for the segment, amounted to $6.8 million for the third quarter of 2003, up 26% from $5.4 million for the third quarter of 2002 primarily due to increased deal related expenses in the derivative products area.

Financial services expenses for nine months of 2003 of $19.2 million increased by 19% from $16.2 million in expenses for the nine months of 2002.

Other Items

•	Total net securities gains/(losses) for the third quarter of 2003 were $1.8 million, or $0.01 per diluted share, consisting of net realized gains on investment securities of $5.9 million and net mark-to-market losses on credit derivatives of ($4.1) million. For the third quarter of 2002 net securities gains/(losses) were ($0.2) million, no per share impact, consisting of net realized gains on investment securities of $6.7 million and net mark-to-market losses on credit derivatives of ($6.9) million.

Total net securities gains/(losses) for nine months of 2003 were $32.1 million, consisting of net realized gains on investment securities of $37.5 million, mark-to-market losses on credit derivatives of ($6.2) million and net mark-to-market gains on derivative hedge contracts of $0.8

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Ambac Third Quarter 2003 Earnings/6

million. For the nine months of 2002 net losses were ($9.0) million, consisting of net realized gains on investment securities of $9.8 million, mark-to-market losses on credit derivatives of ($19.0) million and net mark-to-market gains on derivative hedge contracts of $0.2 million.

•	Interest expense for the third quarter of 2003 was $13.8 million, up 28% from $10.8 million for the third quarter of 2002. The increase is primarily attributable to the debt issued in February 2003.

Balance Sheet

Highlights

•	Total assets as of September 30, 2003 were $16.34 billion, up 6% from total assets of $15.36 billion at December 31, 2002. This increase was due primarily to funds generated from business written during the period and proceeds from debt issuance. As of September 30, 2003, stockholders’ equity was $4.09 billion, a 13% increase from year-end 2002 stockholders’ equity of $3.63 billion. The increase stemmed primarily from net income generated during the period.

Cash Dividend Declared

At its October 2003 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.11 per share of common stock. The dividend is payable on December 3, 2003 to stockholders of record on November 10, 2003.

Forward-Looking Statements

This release, in particular the Chairman’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Third Quarter 2003 Earnings/7

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial guarantee business production. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors. The following table reconciles adjusted gross premiums written to gross premiums written calculated in accordance with GAAP:

$-millions	Third Quarter		Nine Months
	2003	2002	2003	2002
Adjusted gross premiums written	$282	$306	$1,060	$794

Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(99)	(183)	(491)	(487)

Gross up-front premiums written	$183	$123	$569	$307

Gross installment premiums written on insurance policies	97	82	295	243

Gross premiums written	$280	$205	$864	$550

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Periods Ended September 30, 2003 and 2002

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Financial Guarantee:
Gross premiums written	$280,330	$205,110	$863,554	$550,154
Ceded premiums written	(17,451)	(26,854)	(90,932)	(71,108)

Net premiums written	$262,879	$178,256	$772,622	$479,046

Net premiums earned	$159,626	$122,396	$446,370	$339,680
Other credit enhancement fees	11,936	7,307	34,594	20,171

Net premiums earned and other credit enhancement fees	171,562	129,703	480,964	359,851
Net investment income	80,890	75,895	237,377	222,035
Net realized investment gains	7,037	5,408	33,757	8,380
Net mark-to-market losses on credit derivative contracts	(4,053)	(6,908)	(6,227)	(18,961)
Other income	949	472	3,705	2,586
Financial Services:
Interest from investment and payment agreements	47,227	65,376	161,699	192,985
Other revenue	19,995	6,348	22,333	21,795
Net realized investment (losses) gains	(1,161)	1,399	3,788	1,983
Net mark-to-market gains on derivative hedge contracts	11	3	739	185
Corporate:
Net investment income	1,977	974	5,016	2,659
Net realized investment losses	—	(127)	—	(571)

Total revenues	324,434	278,543	943,151	792,927

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	15,900	6,100	36,600	17,700
Underwriting and operating expenses	23,795	18,467	66,974	55,631
Financial Services:
Interest from investment and payment agreements	45,890	58,142	149,482	173,641
Other expenses	6,780	5,380	19,172	16,215
Interest	13,750	10,774	40,741	32,256
Corporate	1,938	1,884	12,438	5,365

Total expenses	108,053	100,747	325,407	300,808

Income before income taxes	216,381	177,796	617,744	492,119
Provision for income taxes	56,712	46,105	157,581	123,715

Net income	$159,669	$131,691	$460,163	$368,404

Net income per share:
Basic	$1.50	$1.24	$4.32	$3.48

Diluted	$1.45	$1.21	$4.21	$3.38

Weighted average number of common shares outstanding:
Basic	106,779,009	105,865,884	106,418,669	105,940,661

Diluted	109,944,141	108,959,876	109,280,533	109,148,469

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2003 and December 31, 2002

(Dollars in Thousands Except Share Data)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $12,349,310 in 2003 and $11,132,149 in 2002)	$12,827,430	$11,597,623
Fixed income securities pledged as collateral, at fair value (amortized cost of $593,095 in 2003 and $537,711 in 2002)	594,499	543,572
Short-term investments, at cost (approximates fair value)	164,852	395,761
Other, at fair value (cost of $4,523 in 2003 and $3,518 in 2002)	3,967	2,354

Total investments	13,590,748	12,539,310

Cash	37,001	25,816
Securities purchased under agreements to resell	105,705	260,818
Receivable for investment agreements	—	169
Receivable for securities sold	96,925	6,936
Investment income due and accrued	140,456	142,406
Reinsurance recoverable on paid and unpaid losses	3,575	4,842
Prepaid reinsurance	310,418	296,126
Deferred acquisition costs	179,841	174,055
Loans	837,226	843,809
Derivative product assets	998,562	1,010,081
Other assets	43,978	51,170

Total assets	$16,344,435	$15,355,538

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,470,122	$2,128,847
Losses and loss adjustment expense reserve	187,452	172,137
Ceded reinsurance balances payable	8,989	16,930
Obligations under investment and payment agreements	6,369,755	6,434,497
Obligations under investment repurchase agreements	606,110	848,358
Securities sold under agreement to repurchase	144,600	132,235
Deferred income taxes	189,079	185,641
Current income taxes	40,663	44,807
Debentures	791,759	616,715
Accrued interest payable	64,547	81,252
Derivative product liabilities	839,304	836,146
Other liabilities	163,184	154,640
Payable for securities purchased	379,584	78,154

Total liabilities	12,255,148	11,730,359

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,069	1,062
Additional paid-in capital	581,083	550,289
Accumulated other comprehensive income	271,493	265,427
Retained earnings	3,235,642	2,820,281
Common stock held in treasury at cost	—	(11,880)

Total stockholders’ equity	4,089,287	3,625,179

Total liabilities and stockholders’ equity	$16,344,435	$15,355,538

Number of shares outstanding (net of treasury shares)	106,805,585	105,990,591

Book value per share	$38.29	$34.20

Ambac Financial Group, Inc. and Subsidiaries

Supplemental Analytical Data: Components of Adjusted Book Value Per Share (1)

September 30, 2003 and December 31, 2002

	September 30, 2003	December 31, 2002
Book value	$38.29	$34.20
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	12.05	10.17
Present value of future installment premiums	8.55	8.23
Unrealized loss on investment agreement liabilities	(0.93)	(2.76)

Adjusted book value	$57.96	$49.84

(1)	Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company’s intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders’ equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation

Statutory Accounting, Financial and Capital Information (1)

September 30, 2003 and December 31, 2002

(Dollars in Thousands, Except Ratios)

	September 30, 2003	December 31, 2002

Capital and Claim-Paying Resources:
Contingency reserve	$1,723,685	$1,508,898
Capital and surplus	2,506,890	2,227,438

Qualified statutory capital	4,230,575	3,736,336

Unearned premiums	2,556,270	2,209,514
Losses and loss adjustment expenses	53,634	48,992

Policyholders’ reserves	6,840,479	5,994,842

Third party capital support (2)	800,000	800,000
Present value of future installment premiums (3)	1,404,305	1,342,246

Total claims paying resources	$9,044,784	$8,137,088

Net financial guarantees in force	$608,493,952	$557,422,197

Capital ratio (4)	144:1	149:1

Financial resources ratio (5)	67:1	69:1

(1)	Statutory accounting information for Ambac Assurance Corporation and Connie Lee Insurance Company are combined for purposes of this schedule. Qualified statutory capital for Ambac Assurance, on a stand alone basis, as of September 30, 2003 and December 31, 2002 is $4.194 billion and $3.703 billion, respectively.
(2)	Third party capital support at September 30, 2003 represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed investment vehicles.
(3)	Includes the present value of future credit enhancement fees from structured credit derivatives.
(4)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(5)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries

Capitalization Table—GAAP

September 30, 2003 and December 31, 2002

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of September 30, 2003 and December 31, 2002, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30, 2003	December 31, 2002
	(unaudited)

Unearned premiums	$2,479	$2,137
Notes payable to affiliate	37	111
Other liabilities	1,935	1,865

Total liabilities	4,451	4,113

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,005	920
Accumulated other comprehensive income	238	231
Retained earnings	3,267	2,849

Total stockholder’s equity	4,592	4,082

Total liabilities and stockholder’s equity	$9,043	$8,195